Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AILERON THERAPEUTICS, INC.

AT MERGER SUB I, INC.,

AT MERGER SUB II, LLC

and

LUNG THERAPEUTICS, INC.

Dated as of October 31, 2023

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2023, by and among Aileron Therapeutics, Inc., a Delaware corporation (“Parent”), AT MERGER SUB I, INC., a Delaware corporation (“First Merger Sub”), AT MERGER SUB II, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Lung Therapeutics, Inc., a Texas corporation (the “Company”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and the Texas Business Organizational Code (the “TBOC”). Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, Second Merger Sub is classified as an entity disregarded as separate from Parent for United States federal income Tax purposes;

WHEREAS, immediately following the First Merger and as part of the same overall transaction of the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, the parties hereto intend that the First Merger and Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), that the Company, Merger Subs and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its shareholders that the Company engage in the Merger and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has (i) unanimously approved this Agreement, the First Merger, with the Company continuing as the First Step Surviving Company (as defined below), after the First Effective Time (as defined below), pursuant to which (x) each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), Company Series A Preferred Stock, and Company Series B Preferred Stock shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the Common Stock Exchange Ratio and a number of shares of Series X Convertible Preferred Stock, par value $0.001 per share, of Parent (the “Parent Convertible Preferred Stock”) equal to the Preferred Stock Exchange Ratio divided by the Conversion Ratio, and (y) each share of Company Series C Preferred Stock shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Series C Common Stock Exchange Ratio and a number of shares of Parent Convertible Preferred Stock equal to the Series C Preferred Stock Exchange Ratio divided by the Conversion Ratio, in each case upon the terms and subject to the conditions set forth in this Agreement, and the Second Merger, with Second Merger Sub continuing as the Surviving Company (as defined below) and (ii) resolved to recommend that the Company shareholders adopt this Agreement and approve the Merger;

WHEREAS, subsequent to such approval by the Board of Directors of the Company, but prior to the execution and delivery of this Agreement, the requisite Company shareholders by written consent and in accordance with the Company’s certificate of formation, the Company’s bylaws and the TBOC (i) adopted this Agreement and approved the Merger, (ii) acknowledged that the approval given thereby is irrevocable and that such shareholder is aware of its rights to demand appraisal for its shares pursuant to Section 10.354 of the TBOC, a true and correct copy of which was attached thereto, and that such shareholder has received and read a copy of Section 10.354 of the TBOC and (iii) acknowledged that by its approval of the Merger it is waiving its appraisal rights with respect to its shares in connection with the Merger, and the Company Shareholder Approval is to become effective by its terms immediately following the execution of this Agreement by the parties hereto;

WHEREAS, First Merger Sub is a newly incorporated Delaware corporation that is wholly-owned by Parent, and has been formed for the sole purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly formed Delaware limited liability company that is wholly-owned by Parent, and has been formed for the sole purpose of effecting the Second Merger;

WHEREAS, the respective Boards of Directors of Parent and First Merger Sub and the sole member of Second Merger Sub have each approved this Agreement and the Merger;

WHEREAS, Parent, Merger Subs and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Parent Support Agreements”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Conversion Proposal and the Charter Amendment Proposal;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons listed on Section A of the Company Disclosure Letter are executing Lock-Up Agreements (the “Lock-Up Agreement”, and collectively, the “Company Lock-Up Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Persons listed on Section B of the Parent Disclosure Letter are executing lock-up agreements in the form attached hereto as Exhibit B (collectively, the “Parent Lock-Up Agreements”);

WHEREAS, concurrently with the execution of this Agreement, certain investors have executed a stock purchase agreement representing an aggregate commitment of not less than $18,000,000 in substantially the form attached hereto as Exhibit C (collectively, the “Stock Purchase Agreement”), pursuant to which such Persons will have agreed, subject to the terms and conditions set forth therein, to subscribe and purchase shares of Parent Convertible Preferred Stock concurrently with the Closing (the “Concurrent Investment”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company hereby agree as follows:

ARTICLE I

CERTAIN GOVERNANCE MATTERS

Section 1.1 Parent Matters.

(a) Parent Certification of Incorporation. As of the First Effective Time, the Certificate of Incorporation of Parent shall be identical to the Certificate of Incorporation of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Parent Bylaws. As of the First Effective Time, the Bylaws of Parent shall be identical to the Bylaws of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c) Board of Directors. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Board of Directors of Parent immediately prior to the First Effective Time) so that, as of immediately after the Second Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be six (6) members, and such Board of Directors shall immediately after the Second Effective Time initially consist of the individuals listed in Section 1.1(c) of the Parent Disclosure Letter.

(d) Parent Officers. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the First Effective Time) so that, as of the First Effective Time, the Parent officers shall initially consist of the Persons listed in Section 1.1(e) of the Parent Disclosure Letter.

Section 1.2 First Step Surviving Company Matters.

(a) First Step Surviving Company Certificate of Incorporation. At the First Effective Time, the Certificate of Formation of the First Step Surviving Company shall be amended to read in its entirety as the Certificate of Incorporation of First Merger Sub (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(b) First Step Surviving Company Bylaws. At the First Effective Time, the Bylaws of the First Step Surviving Company shall be amended to read in their entirety as the Bylaws of First Merger Sub (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(c) First Step Surviving Company Directors. The directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d) First Step Surviving Company Officers. The officers of the First Merger Sub immediately prior to the First Effective Time shall be the officers of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.3 Surviving Company Matters.

(a) Surviving Company Certificate of Formation Incorporation. At the Second Effective Time, the Certificate of Formation of the Surviving Company shall be identical to the Certificate of Formation of Second Merger Sub as in effect immediately prior to the Second Effective Time until thereafter amended in accordance with applicable Law; provided that the Certificate of Formation of Second Merger Sub shall be amended pursuant to the Second Certificate of Merger solely to replace references to the name of Second Merger Sub by references to the name “Lung Therapeutics, LLC”.

(b) Surviving Company Limited Liability Company Agreement. At the Second Effective Time, the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended in accordance with applicable Law; provided that all references to the name of Second Merger Sub shall be replaced by references to the name “Lung Therapeutics, LLC”.

(c) Manager of Surviving Company. The manager of the Surviving Company in accordance with the Certificate of Formation and the limited liability company agreement of Surviving Company, shall be Parent.

ARTICLE II

THE MERGER

Section 2.1 Formation of Merger Subs. Parent has caused the Merger Subs to be organized under the laws of the State of Delaware.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL and in accordance with the TBOC, at the First Effective Time, First Merger Sub shall be merged with and into the Company. Following the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “First Step Surviving Company”) and a wholly-owned subsidiary of Parent. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBOC and the Delaware Limited Liability Company Act (“DLLCA”), at the Second Effective Time, the First Step Surviving Company will merge with and into Second Merger Sub. Following the Second Merger, the separate existence of the First Step Surviving Company shall cease, and Second Merger Sub will continue as the surviving company in the Second Merger (the “Surviving Company”).

Section 2.3 Closing. The closing of the Merger (the “Closing”) shall take place on the date of this Agreement, or at such other date, time or place as agreed to in writing by Parent and the Company, following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by electronic exchange of documents. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, (i) the parties shall cause the First Merger to be consummated by (A) executing and filing a certificate of merger of domestic corporation into foreign corporation with respect to the First Merger (the “First Certificate of Merger (DE)”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL and (B) executing and filing a certificate of merger with respect to the First Merger (the “First Certificate of Merger (TX)”; collectively with the First Certificate of Merger (DE), the “First Certificates of Merger”) with the Secretary of State of the State of Texas (the “Texas Secretary of State”), executed in accordance with the relevant provisions of the TBOC, and (ii) the parties shall cause the Second Merger to be consummated by (A) executing and filing a certificate of merger of foreign corporation into domestic limited liability company with respect to the Second Merger (the “Second Certificate of Merger (DE)”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DLLCA and (B) executing and filing a certificate of merger of with respect to the Second Merger (the “Second Certificate of Merger (TX)”; collectively with the Second Certificate of Merger (DE), the “Second Certificates of Merger”) with the Texas Secretary of State, executed in accordance with the relevant provisions of the TBOC. The First Merger shall become effective upon the filing of the First Certificate of Merger (DE) with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree in writing and shall specify in the respective First Certificates of Merger (the time the First Merger becomes effective being the “First Effective Time”). The Second Merger shall become effective upon the filing of the Second

Certificate of Merger (DE) with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree in writing and shall specify in the Second Certificates of Merger (the time the Second Merger becomes effective being the “Second Effective Time”).

Section 2.5 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and TBOC. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the First Step Surviving Company, and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the First Step Surviving Company. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA and the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the First Step Surviving Company and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any shares of capital stock of the Parent, Merger Subs or the Company:

(i)

Subject to the terms and conditions of this Agreement (including Section 3.1(e)), (A) each share of Company Common Stock, Company Series A Preferred Stock, and Company Series B Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares) shall thereupon be converted into and become exchangeable for a number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio and a number of shares of Parent Convertible Preferred Stock equal to the Preferred Stock Exchange Ratio divided by the Conversion Ratio, and (B) each share of Company Series C Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares) shall thereupon be converted into and become exchangeable for a number of shares of Parent Common Stock equal to the Series C Common Stock Exchange Ratio and a number of shares of Parent Convertible Preferred Stock equal to the Series C Preferred Stock Exchange Ratio divided by the Conversion Ratio (collectively, the “First Merger Consideration”). As of the First Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the First Merger Consideration, without interest. For purposes of this Agreement, the following terms have the following respective meanings:

(ii)

“Adjusted Parent Common Stock Consideration Cap” means (1) the Parent Common Stock Consideration Cap minus (2) the number of shares of Parent Common Stock subject to Assumed Common Options (less any Assumed Common Options subject to contractual restrictions on exercise) minus (3) the number of shares of Parent Common Stock subject to Assumed Common Warrants (less any Assumed Common Warrants subject to contractual restrictions on exercise).

(iii)	“Aggregate Valuation” means the sum of (1) the Company Valuation, plus (2) the Parent Valuation.

(iv)	“As-Converted Exchange Ratio” means the ratio (rounded down to ten decimal places) equal to the quotient obtained by dividing (1) the Company Merger Shares by (2) the Company Outstanding Shares.

(v)

“Bridge Financing” means the financing received by the Company pursuant to (i) that certain Convertible Promissory Note, dated September 14, 2023, in the principal amount of $720,000, issued by the Company to Bios Clinical Opportunities Fund, LP, as amended by that certain amendment dated as of October 19, 2023, and (ii) that certain Convertible Promissory Note, dated October 12, 2023, in the principal amount of $833,000, issued by the Company to Bios Clinical Opportunities Fund, LP.

(vi)

“Common Stock Exchange Ratio” means the quotient (rounded down to ten decimal places) obtained by dividing (1) the Adjusted Parent Common Stock Consideration Cap by (2) the result of (A) the Company Outstanding Shares, minus (B) the number of shares of Company Common Stock subject to outstanding Company Options as of immediately prior to the First Effective Time, minus (C) the number of shares of Company Common Stock subject to outstanding Company Common Warrants as of immediately prior to the First Effective Time.

(vii)	“Company Allocation Percentage” means the quotient (rounded to eight decimal places) determined by dividing (1) the Company Valuation by (2) the Aggregate Valuation.

(viii)	“Company Merger Shares” means the product (rounded to the nearest whole share) determined by multiplying (1) the Post-Closing Parent Shares by (2) the Company Allocation Percentage.

(ix)	“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the First

Effective Time expressed on a fully diluted and as-converted-to-Company Common Stock basis, assuming, without limitation or duplication, the exercise of all Company Options, Company Warrants and other derivative securities of the Company outstanding as of immediately prior to the First Effective Time (but excluding any securities issuable pursuant to the Bridge Financing).

(x)	“Company Valuation” means $90,000,000.

(xi)	“Conversion Ratio” means 1,000, which is equal to the number of shares of Parent Common Stock into which each share of Parent Convertible Preferred Stock initially is convertible.

(xii)	“Parent Allocation Percentage” means one (1) minus the Company Allocation Percentage.

(xiii)	“Parent Common Stock Consideration Cap” means the product (rounded down to the nearest whole share) determined by multiplying (1) 19.99% and (2) the Parent Outstanding Shares.

(xiv)	“Parent Equity Value” means $10,000,000.

(xv)	“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time.

(xvi)	“Parent Valuation” means (1) the Parent Equity Value, plus (2) $7,775,618.88.

(xvii)	“Post-Closing Parent Shares” means the quotient (rounded to the nearest whole share) determined by dividing (1) the Parent Outstanding Shares by (2) the Parent Allocation Percentage.

(xviii)	“Preferred Stock Exchange Ratio” means (rounded up to ten decimal places) the difference between the As-Converted Exchange Ratio and the Common Stock Exchange Ratio.

(xix)	“Series C Common Stock Exchange Ratio” means the product of (1) the Common Stock Exchange Ratio, multiplied by (2) the Series C Multiplier.

(xx)	“Series C Multiplier” means 1.333331629.

(xxi)	“Series C Preferred Stock Exchange Ratio” means the product of (1) the Preferred Stock Exchange Ratio, multiplied by (2) the Series C Multiplier.

The calculation of each of the “As-Converted Exchange Ratio,” the “Common Stock Exchange Ratio” and the “Preferred Stock Exchange Ratio” is attached hereto as Exhibit D.

(b) At the First Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the First Effective Time shall remain outstanding. Immediately following the First Effective Time, shares of Parent Common Stock, if any, owned by the First Step Surviving Company shall be surrendered to Parent without payment therefor.

(c) Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or First Merger Sub immediately prior to the First Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.001 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Step Surviving Company.

(e) Notwithstanding anything to the contrary in this Agreement, (A) the aggregate number of shares of Parent Common Stock issued pursuant to Section 3.1(a)(i) in exchange for issued and outstanding shares of Company Common Stock or issuable pursuant to Assumed Common Options and Assumed Common Warrants shall not exceed the Parent Common Stock Consideration Cap and (B) to the extent such aggregate number of shares of Parent Common Stock would (but for the application of this clause (e)) exceed the Parent Common Stock Consideration Cap, the Preferred Stock Exchange Ratio and the Common Stock Exchange Ratio shall be equitably adjusted to the minimum extent necessary to avoid such result.

(f) Notwithstanding anything to the contrary in this Agreement, (A) no fractional shares of Parent Common Stock or fractional shares of Parent Convertible Preferred Stock shall be issued in the First Merger, (B) all fractional shares of Parent Common Stock that a Person otherwise would be entitled to receive as a result of the First Merger shall be aggregated and, if a fractional share results from such aggregation, such Person shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of Parent Common Stock to which such Person otherwise would have been entitled by the Parent Closing Price, and (C) all fractional shares of Parent Convertible Preferred Stock that a Person otherwise would be entitled to receive as a result of the First Merger shall be aggregated and, if a fractional share results from such aggregation, such Person shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of Parent Convertible Preferred Stock to which such Person otherwise would have been entitled by the product of (1) the Conversion Ratio and (2) the Parent Closing Price.

(g) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the First Step Surviving Company, Second Merger Sub or their respective securityholders, each share of common stock of the First Step Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 3.2 Treatment of Options and Warrants.

(a) At the First Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Option”) granted under the Company’s 2013 Long-Term Incentive Plan, as amended (the “Company Equity Plan”), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted, at the First Effective Time, into an option to purchase a number of shares of Parent Common Stock equal to the As-Converted Exchange Ratio, multiplied by the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time, with an exercise price per share equal to the exercise price per share of such Company Option as of immediately prior to the First Effective Time, divided by the As-Converted Exchange Ratio (an “Assumed Common Option”), on terms and conditions (including any vesting or forfeiture and post-termination exercise provisions) that are otherwise the same as were applicable to such Company Option as of immediately prior to the First Effective Time.

(b) At the First Effective Time, each warrant entitling the holder to purchase one share of Company Common Stock (each, a “Company Warrant”), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted, at the First Effective Time, into a warrant to purchase a number of shares of Parent Common Stock equal to the As-Converted Exchange Ratio, multiplied by the number of shares of Company Common Stock subject to such Company Warrant as of immediately prior to the First Effective Time, with an exercise price per share equal to the exercise price per share of such Company Warrant as of immediately prior to the First Effective Time, divided by the As-Converted Exchange Ratio (an “Assumed Common Warrant”), on terms and conditions (including any vesting or forfeiture and exercise provisions) that are otherwise the same as were applicable to such Company Warrant as of immediately prior to the First Effective Time.

(c) Prior to the First Effective Time, the Company shall take all action necessary for the adjustment of the Company Options under this Section 3.2. As soon as practicable after the First Effective Time, Parent shall deliver a notice to holders of Assumed Common Options describing the adjustments set forth in this Section 3.2. To the extent necessary to effect Parent’s obligations under this Section 3.2, Parent shall assume sponsorship of the Company Equity Plan, effective as of the First Effective Time.

(d) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Assumed Common Options and Assumed Common Warrants as a result of the actions contemplated by this Section 3.2. As soon as practicable following the First Effective Time, and in any event, not later than thirty (30) days thereafter, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock that are or may become subject to the Assumed Common Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Common Options remain outstanding and such shares of Parent Common Stock are required to be registered.

Section 3.3 Withholding Rights. Parent, First Merger Sub, the First Step Surviving Company and the Surviving Company (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, First Merger Sub, the First Step Surviving Company or the Surviving Company reasonably determines it is required to deduct and withheld under the Code, or any provision of state, local or foreign Tax Law (including through the use of proceeds from the sale of Parent shares); provided that if a Withholding Agent determines that any payment to any shareholder of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 6.7, such Withholding Agent shall (i) provide notice to such shareholder as soon as reasonably practicable after such determination and (ii) use commercially reasonable efforts to cooperate with such shareholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so deducted and withheld and are remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.4 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Common Stock in accordance with Section 10.354 of the TBOC (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the First Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the TBOC. If, after the First Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the First Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Common Stock issued and outstanding immediately prior to the First Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the TBOC and received by the Company relating to shareholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the TBOC. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Subs as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken

(or omitted to be taken) by the Company at or with the express written consent of Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(b) The Company has previously made available to Parent true and complete copies of the Company’s Certificate of Formation (the “Company Charter”) and Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws, or other applicable operating agreement, for each of Company’s Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws and none of Company’s Subsidiaries are in violation of any provision of their applicable Certificates of Incorporation or operating agreements. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), the Company has made available to Parent true and complete copies of the minutes of all meetings of the Company’s shareholders, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board held since January 1, 2020.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 121,000,000 shares of Company Common Stock and 90,217,081 shares of preferred stock, par value $0.001 per share, 10,888,283 of which are designated as Series A Preferred Stock (the “Company Series A Preferred Stock”), 23,152,737 of which are designated as Series B Preferred Stock (the “Company Series B Preferred Stock”) and 56,176,061 of which are designated as Series C Preferred Stock (the “Company Series C Preferred Stock” and, collectively with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”; the Company Preferred Stock and the Company Common Stock, collectively, the “Company Capital Stock”). As of the date hereof, (i) 11,152,002 shares of Company Common Stock (excluding treasury shares) are issued and outstanding, (ii) no shares of Company Common Stock are held by the Company in its treasury, (iii) 10,888,283 Series A Preferred Stock, 23,152,737 Series B Preferred Stock and 56,139,878 Series C Preferred Stock are issued and outstanding (iv) no shares of Company Preferred Stock are held by the Company in its treasury, (v) 14,188,922 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan (of which 1,517,094 were issued upon the exercise of Company Options, 10,433,833 shares are subject to outstanding Company Options and 0 shares are available for issuance as the Company Plan is expired), and (vi) 4,257,098 Company Warrants are issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth above in this Section 4.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company, or Company’s Subsidiaries, convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company, or any of Company’s Subsidiaries, is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b) Section 4.2(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options indicating with respect to each Company Option, the type of option granted, the number of shares of Company Common Stock subject to such Company Option, the date of grant, exercise price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Option will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies (without reference to the applicable $100,000 limitation) and the exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined in compliance with Section 409A of the Code on the date of grant of such Company Option and has not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. The Company has made available to Parent a true and complete copy of the Company Equity Plan and the forms of all award agreements evidencing outstanding Company Options. The Company obtained third-party valuations that can be relied on for purposes of determining the exercise price under all stock options for purposes of Section 409A of the Code, irrespective of an option’s designation as an “incentive stock option”, and has provided such valuations to Parent. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. Except as disclosed on Section 4.2(b)(ii) of the Company Disclosure Letter, the Company has not granted any stock options since February 2023 and has no outstanding or future promises to grant stock options or other equity compensation. Except as disclosed on Section 4.2(b)(iii) of the Company Disclosure Letter, the Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. The treatment of Company Options pursuant to this Agreement complies with the terms of the Company Equity Plan, the applicable award agreements, and applicable Law, and any consents required to comply with Section 3.2 were received prior to the date hereof.

Section 4.3  Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of Company, including its jurisdiction of incorporation or formation. Each of Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.3 of the Company Disclosure Letter lists all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary and identifies the owner of such shares of capital stock and other voting securities or equity interests. All such shares of capital stock of each Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens of Company and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and as set forth in Section 4.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the

Merger, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption, and (iv) resolving to recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The affirmative vote (or written consent) of the holders of at least two-thirds of the outstanding shares of each of (A) the Company Common Stock, voting as a single class, (B) the Company Preferred Stock, voting as a single class on an as converted basis into shares of Company Common Stock on the basis of the current conversion rate of each series of Company Preferred Stock into shares of Common Stock (an “As-Converted Basis”), (C) the Company Series A Preferred Stock, voting as a single class on an As-Converted Basis, (D) the Company Series B Preferred Stock, voting as a single class on an As-Converted Basis, (E) the Company Series C Preferred Stock, voting as a single class on an As-Converted Basis, and (F) the Company Capital Stock, voting as a single class on an As-Converted Basis (collectively, the “Company Shareholder Approval”), are the only votes of the holders of any class or series of the Company Capital Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby. Other than the Company Shareholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clause (ii) as would not be, or would not reasonably be expected to be, material.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the First Certificates of Merger with the Delaware Secretary of State and Texas Secretary of State as required by the DGCL and TBOC, and (iv) the filing of the Second Certificates of Merger with the Delaware Secretary of State and Texas Secretary of State as required by the DLLCA and TBOC.

Section 4.6 Financial Statements.

(a) True and complete copies of the (I) consolidated audited balance sheet of the Company and each of its Subsidiaries, as of December 31, 2022 and December 31, 2021, and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Audited Financial Statements”), and (II) the unaudited consolidated balance sheet of the Company and each of its Subsidiaries as of June 30, 2023, and the related statements of operations and cash flows of the Company (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Letter. The Company Audited

Financial Statements and the Company Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to, in the case of the Company Interim Financial Statements, the lack of related notes and, solely in the case of the Company Interim Financial Statements, normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) The books of account and financial records of the Company and the Company’s Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

(c) The Company, and each of the Company’s Subsidiaries, maintains a system of internal accounting controls consistent with the practices of similarly situated private companies designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company, and each of Company’s Subsidiaries, in conformity with GAAP and to maintain accountability of the Company’s, and each of Company’s Subsidiaries’, assets, (iii) access to the Company’s, and each of Company’s Subsidiaries’, assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s, and each of Company’s Subsidiaries’, assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company, and each of Company’s Subsidiaries, maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) Except as set forth in Section 4.6(d) of the Company Disclosure Letter, since January 1, 2021, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and each of Company’s Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, Company’s Subsidiaries, the management of Company or Company’s Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and Company’s Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 No Undisclosed Liabilities. Neither the Company, nor any of the Company’s Subsidiaries, have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the unaudited balance sheet of the Company as of June 30, 2023

(such balance sheet, the “Company Balance Sheet”), and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and except as set forth in Section 4.8 of the Company Disclosure Letter: (x) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (z) the Company and its Subsidiaries have not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of the Company Common Stock upon the exercise of Company Options or Company Warrants, in accordance with their terms);

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of formation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization;

(d) created, incurred or assumed any Indebtedness; assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or made, cancelled or forgave any loans, advances or capital contributions to, or investments in, any other Person;

(e) hired any new officers or, except in the Ordinary Course of Business, any new employees or consultants;

(f) (i) merged or consolidated with any Person; or (ii) acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than sales of assets to customers in the Ordinary Course of Business;

(g) mortgaged or pledged any of its property or assets or subject any such property or assets to any Lien;

(h) failed to take any action necessary to preserve the validity of any Company Intellectual Property or Permit;

(i) instituted or settled any Action;

(j) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets;

(k) agreed in writing or otherwise to take any of the foregoing actions.

Section 4.9 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, its properties or assets, or any present or former officer, director or employee of the Company or Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries, or their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Laws. Company and each of its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. None of Company or any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, assets or Company Products (as defined below). Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11 Health Care Regulatory Matters.

(a) The Company, each of its Subsidiaries, and to the knowledge of the Company, each of its and their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in compliance with all health care laws to the extent applicable to the Company or any of its Subsidiaries and their products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission

Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of biological products, kickbacks, patient or program charges, record-keeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability of the Company or its Subsidiaries under any Health Care Laws.

(b) Neither the Company, nor any of its Subsidiaries, is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or any of its Subsidiaries (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. There are no facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by the Company or its Subsidiaries or on behalf of the Company or its Subsidiaries have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314. No clinical trial conducted by or on behalf of the Company or its Subsidiaries has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion for an actual or alleged lack of safety of, or any other adverse event associated with, any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.

(e) All manufacturing operations conducted by Company and its Subsidiaries or, to the knowledge of the Company, for the benefit of the Company or its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f) Neither the Company, nor its Subsidiaries, have received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.11 of the Company Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (“Company Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Company Safety Notice. All Company Safety Notices listed in Section 4.11(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) There are no unresolved Company Safety Notices, and there are no facts that would be reasonably likely to result in a material Company Safety Notice or a termination or suspension of developing and testing of any of the Company Products.

(i) Neither the Company, nor any of its Subsidiaries, or, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company or of its Subsidiaries, has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor any of its Subsidiaries, or any officer, employee, or, to the knowledge of the Company, agent, or distributor of the Company or of its Subsidiaries has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l) Neither the Company, nor any of its Subsidiaries, or any officer, employee, agent, or distributor of the Company or of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Neither the Company, nor any of its Subsidiaries, or any officer, employee, or, to the knowledge of the Company, agent, or distributor of the Company or of its Subsidiaries has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plan” (within the meaning of ERISA

Section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or any of its Subsidiaries, sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Neither the Company, its Subsidiaries, or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i)

each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)

each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that the form of such plan is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)

there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv)

none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601 et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively, “COBRA”), and none of the Company, its Subsidiaries, or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v)	each Company Plan is subject exclusively to United States Law; and

(vi)

the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant.

(d) Neither Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) and 280G(b)(5) of the Code. There is no agreement, plan or other arrangement to which the Company or any Subsidiary is a party or by which any of them is otherwise bound to gross-up or indemnify any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 4.13 Labor and Employment Matters.

(a) The Company and its Subsidiaries are and since January 1, 2020 have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, nondiscrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees. Neither the Company nor any Subsidiary has any material actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where, required, overtime and minimum or other wages.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) Section 4.13(c) of the Company Disclosure Letter contains a list of all current employees of the Company or any of its Subsidiaries (by employee identification number), along with the employer, position, date of hire, annual rate of compensation (or, where applicable, the hourly or per diem rate of compensation, or, if by commissions, a description of or cross-reference to the applicable terms), estimated or target annual incentive compensation of each such person, employee status of each such person (including whether the person is on leave of absence and the dates of such leave), part-time or full-time status, weekly working hours where not full-time, status as exempt or non-exempt from overtime, assigned work location, and remote work location. To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Company and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or nonexempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary within the past three (3) years should have been properly classified as an employee under applicable Law.

(e) All Persons treated as independent contractors rather than as employees have been properly so treated, and any compensation paid to them has been reported on IRS Form 1099 or other applicable Tax form. Except as disclosed in Section 4.13(e) of the Company Disclosure Letter, each such consultant or independent contractor is a party to a written agreement or Contract directly with the Company or the applicable Subsidiary or is engaged through written agreements between the Company or applicable Subsidiary and staffing agencies that treat such consultant or independent contractor as employees of the agency.

(f) With respect to any current or former employee, officer, consultant or other service provider of the Company or any of its Subsidiaries, there are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company or any of its Subsidiaries, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company or any of its Subsidiaries incurring a material liability.

(g) Except with respect to any Company Plan (which subject is addressed in Section 4.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(h) (i) No allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective current or former directors, officers or senior-level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 4.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted its businesses in compliance with all, and has not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company, any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries have received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any

Subsidiary or as a result of any operations or activities of the Company or Subsidiary at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any Subsidiary under any Environmental Law; and (vi) neither the Company, its Subsidiaries, nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15 Taxes.

(a) The Company and each of its Subsidiaries have (i) filed all material Tax Returns required to be filed by or on behalf of themselves (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by the Company or any of its Subsidiaries have been, in all respects, properly accrued in accordance with GAAP on the Company Audited Financial Statements, and such Company Audited Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company and each of its Subsidiaries through the date of such financial statements. Since December 31, 2022, neither the Company nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business.

(c) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company or any of its Subsidiaries are

presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Company and each of its Subsidiaries has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g) Neither Company nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement or obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is or has ever been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements), or otherwise by operation of Law; or (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private-letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested in writing, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) an election under Section 965 of the Code, or (vi) the application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Neither Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file or has not filed a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n) Section 4.15(n) of the Company Disclosure Letter sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income Tax classification from such classification.

(o) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has been, is, or immediately prior to the First Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) Neither the Company nor any of its Subsidiaries has taken any action (or agreed to take any action) nor does it know of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company or any of its Subsidiaries shall include a reference to any person for whose Taxes the Company or any of its Subsidiaries is liable under applicable Law.

Section 4.16 Contracts. Section 4.16(a) of the Company Disclosure Schedule lists the following Contracts (each a “Material Contract”) to which the Company or any Subsidiary is a party:

(a) any Contract (or group of related Contracts) for the purchase of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $250,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(b) any Contract providing for any royalty, milestone or similar payments by the Company or any Subsidiary;

(c) any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(d) any Contract (or group of related Contracts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(e) any Contract providing for “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary;

(f) any Contract for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of supplies or components in the Ordinary Course of Business);

(g) any (A) employment Contract and (B) independent contractor or consulting Contract that, in the case of this clause (B), involves payments in excess of $150,000 within any twelve (12) month period;

(h) any Contract, plan, policy or program providing for severance, retention, change in control payments or transaction-based payments or benefits (including, without limitation, the accelerated vesting or timing of payment of any payments or benefits);

(i) any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled);

(j) any Contract involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(k) any Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(l) any agency, distributor, sales representative, franchise or similar Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(m) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Buyer or any of its Affiliates as currently conducted and as currently proposed to be conducted;

(n) any Contract with any Governmental Entity or any subcontract with a higher-tier government contractor for the provision of goods or services to a Governmental Entity (a “Government Contract”);

(o) any Contract involving standstill or similar arrangements;

(p) any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) following the Closing; and

(q) any other Contract (or group of related Contracts) either involving more than $250,000 or not entered into in the Ordinary Course of Business.

(r) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries,, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.17 Insurance. Each of Company and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

Each of Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries and (ii) all real property leased for the benefit of the Company or any of its Subsidiaries.

(c) This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) patents and pending patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names of the Company or its Subsidiaries, in each case owned by, controlled by or exclusively licensed to the Company and its Subsidiaries (collectively, “Company Registered IP”), and in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable. All of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued to the Company, valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. No Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP. The Company or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Company Owned IP, including all Intellectual Property created on behalf of the Company or its Subsidiaries by employees or independent contractors and the Company has the right to bring actions for the infringement of such Company Owned IP.

(b) Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Company Registered IP is licensed to the Company or its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and any of its Subsidiaries and their employees in Company’s standard form thereof), (ii) the corresponding Company contract pursuant to which such Company Registered IP is licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or its Subsidiaries are exclusive or nonexclusive.

(c) Section 4.19(c) of the Company Disclosure Schedule accurately identifies each Company contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP nonexclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Company’s benefit).

(d) Except as included in Section 4.19(d) of the Company Disclosure Letter, no facilities of a university, college, other educational institution, or research center, or funding received by Company from any of the foregoing, have been used to develop Company Registered IP in such a way as to affect Company’s rights in the Company Registered IP. No Person who was involved in, or who contributed to, the creation or development of the Company Registered IP has performed services for a university, college, or other educational institution or research center in a manner that would affect the Company’s rights in the Company Registered IP.

(e) Company and its Subsidiaries have taken all commercially reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Company Registered IP and otherwise protect and enforce its rights in all information that constitutes a Trade Secret of the Company or its Subsidiaries, including requiring all

Persons who have or have had access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information. To the Knowledge of the Company, no Person is infringing, violating or misappropriating any of the Company Registered IP.

(f)  (i) To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the Knowledge of the Company, no Person (including any current or former employee, independent contractor, officer or director of the Company or its Subsidiaries) is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g)  (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company and its Subsidiaries (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Company, since January 1, 2018, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) since January 1, 2018, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(h)  (i) To the knowledge of the Company, the Company and its Subsidiaries have at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of Personal Information (collectively, “Privacy Laws”) collected, used, or held for use by the Company, (ii) since January 1, 2018, no claims have been asserted or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Privacy Laws and (iv) Company and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(i) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company or any of its Subsidiaries.

(j) The Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted.

(k) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, to the knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the First Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained Section 21 of the TBOC are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Subs, after the First Effective Time, to vote or otherwise exercise all rights as a shareholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22 Related Party Transactions. Since January 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Affiliates of the Company or a Subsidiary of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company or Subsidiary was subject to the requirements of the Exchange Act).

Section 4.23 Certain Payments. Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company or any Subsidiary, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company, or its Subsidiaries, and any Person identified on Section 4.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25 Reserved.

Section 4.26 Stock Purchase Agreement. Except as set forth in Section 4.26 of the Company Disclosure Letter, to the knowledge of the Company, none of it stockholders has entered into any agreement, side letter or other arrangement relating to the Concurrent Investment other than as set forth in the Stock Purchase Agreement. To the knowledge of the Company, (i) the Stock Purchase Agreement will be in full force and effect and will represent a valid, binding and enforceable obligation of each stockholder of the Company and such stockholder’s Affiliates to the extent party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity) and (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of any stockholder of the Company or such stockholder’s Affiliates to the extent party thereto. To the knowledge of the Company, no stockholder of the Company or Affiliate of any stockholder of the Company to the extent party thereto will be unable to satisfy on a timely basis any term of the Stock Purchase Agreement. To the knowledge of the Company, the proceeds of the Concurrent Investment payable by any stockholder of the Company or affiliate of any stockholder of the Company will be made available to Parent immediately prior to or concurrently with the consummation of the Concurrent Investment.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Subs or any other Person on behalf of Parent or Merger Subs makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Subs makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company, its Subsidiaries or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company, its Subsidiaries, or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and the Merger Subs represents and warrants to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of Parent, First Merger Sub and Second Merger Sub (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (ii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent or Merger Subs to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Parent at or with the express written consent of the Company; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate.

(b) Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Subs, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, First Merger Sub or Second Merger Sub is in violation of any provision of its respective Certificate of Incorporation or Bylaws or comparable organizational documents. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), Parent has made available to the Company true and complete copies of the minutes of all meetings of Parent’s stockholders, the Board of Directors of Parent (the “Parent Board”) and each committee of the Parent Board held since January 1, 2020.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 45,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock. As of the close of business on October 26, 2023 (the “Measurement Date”), (i) 4,541,167 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Preferred Stock were issued and outstanding, (iv) no shares of Preferred Stock were held by Parent in its treasury, (v) 9,784 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock under Parent’s 2006 Stock Incentive Plan, as amended (the “2006 Parent Options”), (vi) 8,807 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock under Parent’s 2016 Stock Incentive Plan (the “2016 Parent Options”), (vii) 134,028 shares of Parent Common Stock were subject to outstanding options to purchase share of Parent Common Stock under Parent’s 2017 Stock Incentive Plan (the “2017 Parent Options”), (viii) 749,255 shares of Parent Common Stock were reserved for issuance under Parent’s 2021 Stock Incentive Plan, of which 276,504 were subject to outstanding options to purchase shares of Parent Common Stock (the “2021 Parent Options” and together with the 2006 Parent Options, the 2016 Parent Options and the 2017 Parent Options, the “Parent Options”) and 423,687 remained available for issuance as of the Measurement Date and (ix) 7,500 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2017 Employee Stock Purchase Plan, all of which remained available for issuance. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any Parent Options, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity-equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 5.2(a) of the Parent Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries, is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b) The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c) Parent is the sole member of Second Merger Sub and all of the issued and outstanding membership interests of Second Merger Sub are beneficially owned by Parent.

(d) The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e) To the knowledge of Parent as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d) (1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. “Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

Section 5.3 Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4  Authority.

(a) Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Capital Stock to the holders of Company Common Stock as First Merger Consideration (the “Parent Capital Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the Conversion Proposal and the Charter Amendment Proposal, to the approval by the holders of Parent Common Stock (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Capital Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or First Merger Sub, (ii) the Certificate of Formation or limited liability company agreement of Second Merger Sub, (iii) any Contract to which Parent, First Merger Sub or Second Merger Sub is a party by which Parent, First Merger Sub, Second Merger Sub or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 5.5(b), any Law or any rule or regulation of Nasdaq applicable to Parent or Merger Subs or by which Parent, Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (iii) and (iv), as individually or in the aggregate, has not had and would not reasonably be expected to be material.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subs or the consummation by Parent or Merger Subs of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the First Certificates of Merger with the Delaware Secretary of State and Texas Secretary of State as required by the DGCL and TBOC, (iv) the filing of the Second Certificates of Merger with the Delaware Secretary of State and Texas Secretary of State as required by the DLLCA and TBOC.

(c) The Parent Board, the First Merger Sub board and the Second Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.

Section 5.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 5.6(d) of Parent Disclosure Letter.

(e) Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(j) Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

(k) Parent is, and since its first date of listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

Section 5.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2023 included in the Report on Form 10-Q filed by Parent with the SEC on October 13, 2023 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2023 that are not material to Parent and its Subsidiaries, taken as a whole.

Section 5.8 Absence of Certain Changes or Events. Since September 30, 2023, except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (x) Parent and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (z) neither Parent nor any of its Subsidiaries have:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or its Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests (except for acquisitions of Parent Common Stock in satisfaction by holders of Parent Options of the applicable exercise price or in satisfaction by holders of a Parent equity award of withholding Taxes applicable to such award), or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of the Parent Common Stock upon the exercise of Parent Options or Parent Warrants, or the settlement of other Parent equity awards, in each case, in accordance with their terms);

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation. There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Laws. Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of Parent or any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Parent Products (as defined below). Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, nonrenewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 5.11 Health Care Regulatory Matters.

(a) Parent, its Subsidiaries, and, to the knowledge of Parent, each of its and their respective directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in compliance with all Health Care Laws to the extent applicable to Parent or any of its Subsidiaries and their products or activities. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability of Parent or its Subsidiaries under any Health Care Laws.

(b) Neither Parent nor its Subsidiaries is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by Parent or any of its Subsidiaries (“Parent Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. There are no facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by Parent or its Subsidiaries or on behalf of Parent or its Subsidiaries have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314. No clinical trial conducted by or on behalf of Parent or its Subsidiaries has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of Parent or its Subsidiaries has been terminated or suspended prior to completion for an actual or alleged lack of safety of, or other adverse event associated with, any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent or its Subsidiaries has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.

(e) All manufacturing operations conducted by Parent or its Subsidiaries or, to the knowledge of Parent, for the benefit of Parent or its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations at 21 C.F.R. Parts 210-211 and Parts 600 and 610 and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Entity.

(f) Neither Parent nor any of its Subsidiaries has received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.11 of the Parent Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety or regulatory compliance of the Parent Products, or any adverse experiences relating to the Parent Products that have been reported to FDA or other Governmental Entity (“Parent Safety Notices”), and, to the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Parent Safety Notice. All Parent Safety Notices listed in Section 5.11(g) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) There are no unresolved Parent Safety Notices, and there are no facts that would be reasonably likely to result in a material Parent Safety Notice or a termination or suspension of developing and testing of any of the Parent Products.

(i) Neither Parent nor any of its Subsidiaries, or, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent or its Subsidiaries has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy. None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither Parent nor any of its Subsidiaries, or any officer, employee, agent, or distributor of Parent or its Subsidiaries has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l) Neither Parent nor any of its Subsidiaries, or any officer, employee, agent, or distributor of Parent or of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. Neither Parent nor any of its Subsidiaries, or any officer, employee, agent or distributor of Parent or its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 5.12 Benefit Plans.

(a) Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plan” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Parent or any of its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.” Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent or its Subsidiaries concerning the extent of the benefits provided under a Parent Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Neither Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Parent Plans:

(i)

each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)

each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that the form of such plan is so qualified and nothing has occurred to the knowledge of the Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii)

there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

(iv)

none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of their

Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, or ever represented, promised or contracted to any employee or former employee of the Parent (either individually or to Parent employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v)	each Parent Plan is subject exclusively to United States Law; and

(vi)

the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant.

(d) Neither Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code. There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to gross-up or indemnify any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 5.13 Labor and Employment Matters.

(a) Parent and its Subsidiaries are and since January 1, 2020 have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees. Neither Parent nor any Subsidiary has any material actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum or other wages.

(b) No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) Section 5.13(c) of the Parent Disclosure Letter contains a list of all current employees of Parent or any of its Subsidiaries (by employee identification number), along with the employer, position, date of hire, annual rate of compensation (or, where applicable, the hourly or per diem rate of compensation, or, if by commissions, a description of or cross-reference to the applicable terms), estimated or target annual incentive compensation of each such person, employee status of each such person (including whether the person is on leave of absence and the dates of such leave), part-time or full-time status, weekly working hours where not full-time, status as exempt or non-exempt from overtime, assigned work location, and remote work location. To the knowledge of Parent, no current key employee or officer of Parent or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three years, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff’ (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Parent and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or nonexempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Parent or any Subsidiary within the past three (3) years should have been properly classified as an employee under applicable Law.

(e) All Persons treated as independent contractors rather than as employees have been properly so treated, and any compensation paid to them has been reported on IRS Form 1099 or other applicable Tax form. Except as disclosed in Section 5.13(e) of the Parent Disclosure Letter, each such consultant or independent contractor is a party to a written agreement or Contract directly with Parent or the applicable Subsidiary or is engaged through written agreements between Parent or applicable Subsidiary and staffing agencies that treat such consultant or independent contractor as employees of the agency.

(f) With respect to any current or former employee, officer, consultant or other service provider of Parent or any of its Subsidiaries, there are no Actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent or any of its Subsidiaries, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent or any of its Subsidiaries incurring a material liability.

(g) Except with respect to any Parent Plan (which subject is addressed in Section 5.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(h) Since January 1, 2020, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior-level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.15 Taxes.

(a) Parent and each of its Subsidiaries have (i) filed all material Tax Returns required to be filed by or on behalf of themselves (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by Parent or any of its Subsidiaries as of the date of the Parent Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent and each of its Subsidiaries through the date of such financial statements. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business.

(c) Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d) No material Tax Actions with respect to Taxes or any Tax Return of Parent or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, Parent and each of its Subsidiaries has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Neither Parent nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g) Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has ever been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements), or otherwise by operation of Law; or (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private-letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested in writing, entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries which rulings remain in effect.

(i) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) an election under Section 965 of the Code, or (vi) the application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of Parent or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) The Parent has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not currently file or has not filed a Tax Return that Parent or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n) Section 5.15(n) of the Parent Disclosure Letter sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income Tax classification from such classification.

(o) Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action) nor does it know of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

(p) Second Merger Sub is classified as an entity disregarded as separate from Parent for United States federal income Tax purposes.

For purposes of this Section 5.15, where the context permits, each reference to Parent or any of its Subsidiaries shall include a reference to any person for whose Taxes Parent or any of its Subsidiaries is liable under applicable Law.

Section 5.16 Contracts.

(a) Except as set forth in the Parent SEC Documents, neither Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however, any Company Plans) (all such Contracts “Parent Material Contracts”).

(b) (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such material default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 5.17 Insurance. Each of Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Section 5.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. The transactions contemplated in this Agreement are not deemed to be a change of control under the Parent’s existing directors’ and officers’ liability insurance policy.

Section 5.18 Properties.

(a) Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 5.18(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of Parent or any of its Subsidiaries.

(d) This Section 5.18 does not relate to intellectual property, which is the subject of Section 5.19.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names of Parent and its Subsidiaries, in each case owned by, controlled by or exclusively licensed toe Parent and its Subsidiaries (collectively, “Parent Registered IP”) and, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable.. All of the Parent Registered IP is subsisting and, in the case of any Parent Registered IP that is registered or issued to Parent, is valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Parent. No Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is threatened with respect to any of the Parent Registered IP. Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Parent Owned IP, including all Intellectual Property created on behalf of Parent or its Subsidiaries by employees or independent contractors and the Parent has the right to bring actions for the infringement of such Parent Owned IP.

(b) Section 5.19(b) of the Parent Disclosure Letter accurately identifies (i) all contracts pursuant to which any Parent Registered IP is licensed to Parent or its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and any of its Subsidiaries and their employees in Parent’s standard form thereof), (ii) the corresponding Parent Contract pursuant to which such Parent Registered IP is licensed to Parent or any of its Subsidiaries and (iii) whether the license or licenses granted to Parent or its Subsidiaries are exclusive or nonexclusive.

(c) Section 5.19(c) of the Parent Disclosure Letter accurately identifies each Parent contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent Registered IP nonexclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Parent’s benefit).

(d) Except as included in Section 5.19(d) of the Parent Disclosure Letter, no facilities of a university, college, other educational institution, or research center, or funding received by Parent from any of the foregoing, have been used to develop Parent Registered IP in such a way as to affect Parent’s rights in the Parent Registered IP. No Person who was involved in, or who contributed to, the creation or development of the Parent Registered IP has performed services for a university, college, or other educational institution or research center in a manner that would affect the Parent’s rights in the Parent Registered IP.

(e) Parent and its Subsidiaries have taken all commercially reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Parent Registered IP and otherwise protect and enforce its rights in all information that constitutes a Trade Secret of Parent or its Subsidiaries, including requiring all Persons who have or have had access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information. To the Knowledge of the Parent, no Person is infringing, violating or misappropriating any of the Parent Registered IP.

(f)  (i) To the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the Knowledge of Parent, no Person (including any current or former employee, independent contractor, officer or director of the Parent or its Subsidiaries) is infringing, misappropriating, or diluting any Parent Registered IP.

(g)  (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Parent and its Subsidiaries (the “Parent IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of Parent, since January 1, 2018, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) since January 1, 2018, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information) affecting the Parent IT Systems.

(h) (i)Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws, (ii) since January 1, 2018, no claims have been asserted or, to the knowledge of Parent, threatened in writing against Parent alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Privacy Laws and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Parent or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(i) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP, to the knowledge of Parent, exclusively licensed to Parent, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Intellectual Property.

(j) The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s or any of its Subsidiaries’ rights or obligations under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent or any of its Subsidiaries.

Section 5.20 Related Party Transactions. Since January 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries, which are disclosed in Section 5.20 of the Parent Disclosure Letter), that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.21  Certain Payments. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.22 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates. Parent has furnished to Company a true and complete copy of any Contract between the Parent and Ladenburg Thalmann & Co. Inc. pursuant to which Ladenburg Thalmann & Co. Inc. could be entitled to any payment from the Parent relating to the transactions contemplated hereby.

Section 5.23 Opinion of Financial Advisor. Parent Board has received the opinion of Ladenburg Thalmann & Co. Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the First Merger Consideration (which as used in such opinion means the aggregate number of shares of Parent Capital Stock issuable in the Merger to holders of shares of Company Common Stock upon the conversion of shares of Company Common Stock) is fair, from a financial point of view, to Parent, a signed true and complete copy of which opinion has been or will promptly be provided to the Company.

Section 5.24 Merger Subs. First Merger Sub was formed solely for the purpose of engaging in the First Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Second Merger Sub was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.25 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the First Effective Time will be, applicable to this Agreement, the Merger, the Parent Capital Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries, or any other Person on behalf of the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Representatives, of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of Parent, First Merger Sub or Second Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Proxy Statement.

(a) As promptly as practicable after the Closing Date, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders Meeting to be held in connection with the Conversion Proposal and Charter Amendment Proposal (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement.

(b) Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, the First Step Surviving Company or the Surviving Company becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, is required to be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall file such amendment or supplement with the SEC.

Section 6.2 Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve (1) the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement and the Stock Purchase Agreement into shares of Parent Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Conversion Proposal”) and (2) if deemed necessary or appropriate by Parent or as otherwise required by applicable Law or Contract, to authorize sufficient Parent Common Stock in Parent’s certificate of incorporation for the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement and the Stock Purchase Agreement and/or to effectuate a reverse stock split (collectively, the “Charter Amendment Proposal”) pursuant to the terms of this Agreement (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholders Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC, and in any event no later than one hundred and eighty (180) days after the Closing Date. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that, subject to the Parent Board’s compliance with its fiduciary duties under applicable Law, (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time frame set forth in Section 6.2(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters.

Section 6.3 Company Shareholder Notice. Promptly following receipt of the Required Approval, the Company shall prepare and mail a notice (the “Shareholder Notice”) to every shareholder of the Company that did not execute the written consent. The Shareholder Notice shall provide the shareholders of the Company to whom it is sent with notice of the actions taken in the written consent, including the adoption and approval of this Agreement, the Merger and the other contemplated transactions in accordance with Section 6.202(e) of the TBOC and the certificate of formation and bylaws of the Company and include a description of the appraisal rights of the Company’s shareholders available under the TBOC, along with such other information as is required thereunder and pursuant to applicable Law.

Section 6.4 Indemnification, Exculpation and Insurance.

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL and the DLLCA. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and the DLLCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of formation and bylaws of the Company.

(c) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents (including its certificate of formation and bylaws) and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s organizational documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall maintain directors’ and officers’ liability insurance policies, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall pay all expenses, including reasonable attorneys’ fees that are incurred by the D&O Indemnified Parties in connection with their enforcement of the rights provided to such persons in this Section 6.4.

(f) The provisions of this Section 6.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.4.

Section 6.5 Section 16 Matters. Prior to the First Effective Time, Parent shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.6 Employee Matters. Prior to the First Effective Time, the Company shall cause the employees or other service providers of the Company listed on Section 6.6 of the Company Disclosure Letter to waive any change of control or severance benefits that are triggered by virtue of the consummation of the Merger alone and deliver evidence reasonably satisfactory to Parent that all such waivers have been obtained. At the First Effective Time, Parent shall assume the employment agreements for each of the employees of the Company set forth on Section 6.6 of the Company Disclosure Letter.

Section 6.7 Tax Matters.

(a) Each of Parent and the Company will (and will cause its Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value-added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby shall be borne and paid by Parent. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations § 1.897-2(g), (h) and § 1.1445-2(c)(3), certifying that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations § 1.897-2(h)(2); provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 3.4.

Section 6.8 Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval and the Company Shareholder Approval shall be in full force and effect.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger and the transactions contemplated by this Agreement.

(c) Concurrent Investment. The Stock Purchase Agreement shall be duly executed by each party thereto and the Concurrent Investment shall provide for gross proceeds to Parent of not less than $18,000,000, which gross proceeds shall have been received by or will be received by Parent within two (2) Business Days after the Closing.

Section 7.2 Closing Deliveries of the Company. The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to Parent receiving the following documents, each of which shall be in full force and effect, or the written waiver by Parent of delivery:

(a) the Company Shareholder Approval shall have been obtained and be in full force and effect;

(b) a written resignation from officer and director positions (but not employment with respect to employees), in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the statutory directors and officers of the Company;

(c) the Company Lock-Up Agreements; and

(d) the Company shall have delivered documentation reasonably required by Parent or its transfer agent with respect to the surrender of shares of Company Common Stock and Company Preferred Stock.

Section 7.3 Closing Deliveries of Parent. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company of delivery:

(a) a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who is not to continue as an officer or director, as the case may be, of Parent after the Closing pursuant to Section 1.1 hereof;

(c) the Parent Support Agreements; and

(d) the Parent Lock-Up Agreements.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the First Effective Time.

Section 8.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after the Parent Stockholder Approval has been obtained; provided, however, that after the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, Merger Subs or the Surviving Company, to:

738 Main Street #398

Waltham, MA

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109
Attention:	Stuart Falber
Mark Nylen
Telecopy:	(617) 526-5000
if to Company, to: 3801 S. Capital of Texas Hwy. Suite 330 Austin, TX 78704
Attention:	[***]
E-mail:	[***]
with a copy (which shall not constitute notice) to: Cozen O’Connor, P.C. One Liberty Place 1650 Market Street, Suite 2800 Philadelphia, PA 19103
Attention:	Kathy Jaffari
Chad Cowan
E-mail:	kjaffari@cozen.com
ccowan@cozen.com

Section 8.6 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Delaware are authorized or required by applicable Law to be closed.

(c) “Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

(d) “Certificate of Designation” means a certificate of designation for the Parent Convertible Preferred Stock in the form attached hereto as Exhibit E.

(e) “Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part.

(f) “Contract” means any contract, covenant, plan, undertaking, concession, agreement, agreement in principle, franchise, instrument, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage, Lien, loan agreement, instrument of Indebtedness or other understanding, commitment or arrangement, whether written or oral.

(g) “Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Indebtedness” means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty, seller note, installment payment, contingency payments and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) deferred revenue Liabilities of such Person; (h) all accrued interest, fees and charges in respect of any indebtedness; (i) obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such agreements are terminated at the Closing; (j) obligations pursuant to conditional sale or other title retention agreements; (k) all bankers acceptances and overdrafts; and (l) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

(i) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from their disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(j) “Knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter.

(k) “Nasdaq” means the Nasdaq Stock Market, LLC.

(l) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

(m) “Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2022, included in Parent’s Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

(n) “Parent Capital Stock” means the Parent Common Stock and Parent Convertible Preferred Stock.

(o) “Parent Closing Price” means the closing price of one (1) share of Parent Common Stock on Nasdaq on the trading day immediately preceding the Closing Date.

(p) “Parent Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries in whole or in part.

(q) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(r) “Personal Information” means any information that alone or in combination with other information can be used to identify an individual.

(s) “Representative” means, with respect to a party, such party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(t) “SEC” means the Securities and Exchange Commission.

(u) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(v) “Tax Return” means any return, declaration, report, election, claim for refund, information return, or statement filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(w) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

(x) “Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by Parent or any of its Subsidiaries (including Merger Subs), or for which Parent or any of its Subsidiaries are liable in connection with the transactions contemplated hereby and the negotiation, preparation and execution of this Agreement, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Parent and (b) any single-trigger bonuses, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that are due and payable to any director, officer, employee or consultant solely as a result of the consummation of the transactions contemplated hereby, together with any payroll Taxes associated therewith.

Section 8.7 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Each of the terms “delivered” and “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two Business Days prior to the date of this

Agreement (A) a copy of such material has been posted to and made available by a party to the other party and its Representatives in the electronic data room maintained by such disclosing party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) such documentation has been delivered by or on behalf of a party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in State of Delaware, are authorized or obligated by law to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.9 No Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 3.2(a) and Section 6.4.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts-of-laws principles of the State of Delaware.

Section 8.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.18 Electronic Signature. This Agreement may be executed by .pdf or other electronic signature and a ..pdf or other electronic signature shall constitute an original for all purposes.

Section 8.19 No Presumption against Drafting Party. Each of Parent, the Merger Subs and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AILERON THERAPEUTICS, INC.

By:	/s/ Manuel C. Alves-Aivado, M.D., Ph.D.
Name:	Manuel C. Alves-Aivado, M.D., Ph.D.
Title:	President and Chief Executive Officer

AT MERGER SUB I, INC.

By:	/s/ Manuel C. Alves-Aivado, M.D., Ph.D.
Name:	Manuel C. Alves-Aivado, M.D., Ph.D.
Title:	President

AT MERGER SUB II, LLC

By:	/s/ Manuel C. Alves-Aivado, M.D., Ph.D.
Name:	Manuel C. Alves-Aivado, M.D., Ph.D.
Title:	President

LUNG THERAPEUTICS, INC.

By:	/s/ Brian Windsor
Name:	Brian Windsor
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF PARENT SUPPORT AGREEMENT

See attached.

AILERON THERAPEUTICS, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 31, 2023 (the “Effective Date”), is made by and among Aileron Therapeutics, Inc., a Delaware corporation (“Parent”), Lung Therapeutics, Inc., a Texas corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, Parent, AT Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), AT Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of First Merger Sub with and into the Company (the “First Merger”) and, the merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and/or holds Parent Options or Parent Warrants to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, First Merger Sub, Second Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, First Merger Sub, Second Merger Sub and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Conversion Proposal (defined below), or the Charter Amendment Proposal (defined below), Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) the approval of the conversion of the Parent Convertible Preferred Stock issued pursuant to the Merger Agreement and the Stock Purchase Agreement into shares of Parent Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Conversion Proposal”) and, if deemed necessary or appropriate by Parent or as otherwise required by applicable Law or Contract, and (B) the approval of an amendment to the Certificate of Incorporation of Parent to authorize sufficient shares of Parent Common Stock for the conversion of the Parent Convertible Preferred Stock issued pursuant to the Merger Agreement and the Stock Purchase Agreement and/or to effectuate a reverse stock split (the “Charter Amendment Proposal”) and any matter that could reasonably be expected to facilitate the Conversion Proposal and the Charter Amendment Proposal; (ii) against any proposal to remove the limitation initially set at the discretion of holders of Parent Convertible Preferred Stock between 4.9% and 19.9% of the number of shares of Parent Common Stock outstanding immediately after giving effect to the issuance of shares of Parent Common Stock upon conversion (the “Beneficial Ownership Limitation”) restricting such holders from beneficially owning a number of shares of Parent Common Stock in excess of the Beneficial Ownership Limitation or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Conversion Proposal or Charter Amendment Proposal; and (iii) in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Conversion Proposal or Charter Amendment Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the date of the vote by a quorum of stockholders of Parent on the Conversion Proposal, (b) upon mutual written agreement of the parties to terminate this Agreement (such agreement by Parent requiring unanimous consent of the Board of Directors of Parent) and (c) the date that is 180 days following the date of this Agreement.

3. Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Options, Parent Warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Share Transfers. [From and after the date hereof and until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Parent Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Parent as payment for the (i) exercise price of Stockholder’s Parent Options and (ii) taxes applicable to the exercise of Stockholder’s Parent Options, (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliate of Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed an agreement in substantially the form hereof and no such transfer will necessitate the filing of a Form 4 reporting such transfer, (4) transfers to another holder of the capital stock of the Company that has signed an agreement in substantially the form hereof, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.]1

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) if Stockholder is an entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

[1]	Note to Draft: This section would not be included for a party also entering into a Lock-Up Agreement.

(c) Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any Liens, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any Contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any certificate of incorporation, bylaw or similar organizational document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or demonstrate money damages as a prerequisite to obtaining equitable relief.

8. Directors and Officers. [This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Options or Parent Warrants and not in Stockholder’s capacity as a director, officer or employee of Parent or its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.]2

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall

[2]	Note to Draft: Only for Stockholders that are directors and/or officers.

remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12. Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by this Agreement and the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated thereby, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated thereby, without the prior written consent of Parent and the Company, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to the Company or Parent, as the case may be, in accordance with Section 8.5 of the Merger Agreement and to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

15. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided. however, that neither this Agreement nor any of a party’s rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by such party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16. Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be effective unless expressly set forth in writing by Company or Parent, as applicable, and no such written waivers shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

17. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Certificate of Incorporation of Parent, the Merger Agreement and the transactions contemplated thereby, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20. Entire Agreement. This Agreement (including the schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

21. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

22. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided. however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and Stockholder.

24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

26. Construction. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

By:
Name (if an Entity):
Title (if an Entity):

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

AILERON THERAPEUTICS, INC.

By:
Name:
Title:

LUNG THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

SCHEDULE I

Name, Address and Email Address of Stockholder	Shares of Parent Common Stock	Parent Options	Parent Warrants

EXHIBIT B

LOCK-UP AGREEMENTS

See attached.

LOCK-UP AGREEMENT

October 31, 2023

Aileron Therapeutics, Inc.

738 Main Street #398

Waltham, MA 02451

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Aileron Therapeutics, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger, dated as of October 31, 2023 (as the same may be amended from time to time, the “Merger Agreement”) with AT Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, AT Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and Lung Therapeutics, Inc., a Texas corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

i. offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of an option to purchase Parent Common Stock or a warrant to purchase Parent Common Stock) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

ii. enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise; or

iii. make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock (other than such rights set forth in the Stock Purchase Agreement and/or Registration Rights Agreement contemplated by the Concurrent Investment).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

a.  transfers of the Undersigned’s Shares:

i. if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

ii. if the undersigned is a corporation, partnership or other entity, (A) to another corporation, partnership, or other entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or (D) transfers or dispositions not involving a change in beneficial ownership; or

iii. if the undersigned is a trust, to any grantors or beneficiaries of the trust; provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed;

b. the exercise of an option to purchase Parent Common Stock (including a net or cashless exercise of an option to purchase Parent Common Stock ), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

c. transfers to Parent in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Parent Common Stock, settled in Parent Common Stock, to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

d. the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period;

e. transfers by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market in a public offering by Parent (excluding, for the avoidance of doubt, any shares purchased in the Concurrent Investment), in each case following the Closing Date;

f. pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

g. pursuant to an order of a court or regulatory agency; and provided, further, that, with respect to each of (a), (b), (c), and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock or in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Parent Common Stock, settled in Parent Common Stock, that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Parent prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto.

In the event that any holder of Parent’s securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Parent Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by electronic transmission in .pdf or other electronic format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):
Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by AILERON THERAPEUTICS, INC.:

By:
Name:
Title:

Accepted and Agreed by LUNG THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page (Lock-Up Agreement)

EXHIBIT C

STOCK PURCHASE AGREEMENT

See attached.

(See Exhibit 10.1 to the Current Report on Form 8-K which this Exhibit C is a part)

EXHIBIT D

CALCULATIONS OF CERTAIN DEFINED TERMS

[***]

EXHIBIT E

FORM OF CERTIFICATE OF DESIGNATION

See attached.

(See Exhibit 3.1 to the Current Report on Form 8-K which this Exhibit E is a part)